Exhibit 8.2

Watson, Farley & Williams (New York) LLP
Our reference: 25247.50029/80049822v1	1133 Avenue of the Americas New York NY 10036

Tel +1 212 922 2200 Fax +1 212 922 1512

September 14, 2012

Teekay Offshore Partners L.P.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton, HM 08, Bermuda

Registration Statement on Form F-3ASR (No. 333-174221) – Prospectus Supplement

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the “Partnership”), and various of its subsidiaries and affiliates, in connection with the issuance and sale by the Partnership of up to 8,510,000 common units pursuant to the Partnership’s Registration Statement on Form F-3ASR (No. 333-174221) (the “Registration Statement”), the preliminary prospectus supplement dated September 11, 2012 (the “Preliminary Prospectus”) to the base prospectus dated May 13, 2011 and the prospectus supplement dated September 12, 2012 (the “Prospectus”) to the base prospectus dated May 13, 2011.

As counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement;

(ii)	the Preliminary Prospectus;

(iii)	the Prospectus; and

(iv)	such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Partnership and Teekay Offshore GP L.L.C., a Marshall Islands limited liability company, and other affiliates of the Partnership as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.

Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253. It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers. A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address. Any reference to a ‘partner’ means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.

Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed.

London • New York • Paris • Hamburg • Munich • Rome • Milan • Madrid • Athens • Piraeus • Singapore • Bangkok • Hong Kong

Teekay Offshore Partners L.P. September 14, 2012	Page 2

This opinion letter is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the facts as set forth in the Preliminary Prospectus and Prospectus and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we hereby confirm that we have reviewed the discussion set forth in the Prospectus under the caption “Non-United States Tax Considerations — Marshall Islands Tax Considerations” and in the Partnership’s Form 20-F for the year ended December 31, 2011 under the captions “Item 4. Information on the Partnership — E. Taxation of the Partnership — Marshall Islands Taxation” and “Item 10. Additional Information — Non-United States Tax Consequences — Marshall Islands Tax Consequences” and we confirm that the statements in such discussion, to the extent they constitute summaries of law or legal conclusions, unless otherwise noted, are the opinion of Watson, Farley & Williams (New York) LLP with respect to Marshall Islands tax consequences as of the date of the Prospectus (except for the representations and statements of fact of the Partnership included under such captions, as to which we express no opinion).

We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Partnership and to the references to our firm in the Registration Statement, the Preliminary Prospectus and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson, Farley & Williams (New York) LLP

/s/ Watson, Farley & Williams (New York) LLP